Exhibit 10.1
UNITED STATES DISTRICT COURT
FOR THE SOUTHERN DISTRICT OF FLORIDA
FORT LAUDERDALE
_____________________________

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UNITED STATES OF AMERICA,	)
Plaintiff,	)
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	)	No.
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v.	)
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BANKATLANTIC,	)
)
Defendant,	)
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_____________________________
DEFERRED PROSECUTION AGREEMENT
          Defendant BANKATLANTIC, a subsidiary of BankAtlantic Bancorp, Inc., a Florida Corporation, by and through its attorneys, Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., pursuant to authority granted by its Board of Directors, and the United States Department of Justice, Criminal Division (hereinafter, “the United States”), enter into this Deferred Prosecution Agreement (the “Agreement”).
     1. BankAtlantic shall waive indictment and agree to the filing of a ONE (1) count information in the United States District Court for the Southern District of Florida, Fort Lauderdale, charging it with failing to maintain an effective anti-money laundering program, in violation of Title 31 United States Code, Sections 5318(h)(1) and 5322(b).
     2. BankAtlantic accepts and acknowledges responsibility for its conduct as set forth in the Factual Statement attached hereto and incorporated by reference herein as Appendix A (hereinafter, “Factual Statement”).

     3. BankAtlantic expressly agrees that it shall not, through its attorneys, board of directors, agents, officers or employees, make any public statement contradicting any statement of fact contained in the Factual Statement. Any such contradictory public statement by BankAtlantic, its attorneys, board of directors, agents, officers or employees, shall constitute a breach of this Agreement as governed by Paragraph 11 of this Agreement, and BankAtlantic would thereafter be subject to prosecution pursuant to the terms of this Agreement. The decision of whether any statement by any such person contradicting a fact contained in the Factual Statement will be imputed to BankAtlantic for the purpose of determining whether BankAtlantic has breached this Agreement shall be in the sole and reasonable discretion of the United States. Upon the United States’ notification to BankAtlantic of a public statement by any such person that in whole or in part contradicts a statement of fact contained in the Factual Statement, BankAtlantic may avoid breach of this Agreement by publicly repudiating such statement within 48 hours after notification by the United States.
     4. BankAtlantic agrees that it, in accordance with applicable laws: (a) shall provide to the United States, on request, any relevant document, electronic data, or other object concerning a Bank Secrecy Act matter in BankAtlantic’s possession, custody and/or control. Whenever such data is in electronic format, BankAtlantic shall provide access to such data and assistance in operating computer and other equipment as necessary to retrieve the data; and (b) shall in all material aspects completely, fully and timely comply with all legal obligations, record keeping and reporting requirements imposed upon it by the Bank Secrecy Act, 31 U.S.C. §§ 5311 through 5330 and all Bank Secrecy Act implementing regulations, including, but not limited to 12 C.F.R. § 563.177, 12 C.F.R. § 563.180, 31 C.F.R. § 103.11, 31 C.F.R. § 103.18, 31 C.F.R. § 103.28, 31 C.F.R. § 103.120 and 31 C.F.R.§ 103.121.

     5. As a result of BankAtlantic’s conduct with respect to the anti-money laundering programs as set forth in the Factual Statement, the United States has determined that it could institute a criminal or civil forfeiture action against certain funds laundered through certain accounts. BankAtlantic further acknowledges that in excess of $10,000,000.00 may have been involved in transactions in accounts in violation of Title 18 United States Code, Sections 1956, 1957, and 1960 and, therefore at least some or all funds deposited in such accounts could be forfeitable to the United States pursuant to Title 18 United States Code, Sections 981 and 982. BankAtlantic recognizes that the United States could institute a civil or criminal forfeiture action against at least certain of those funds, and hereby expressly agrees to settle and does settle any and all civil and criminal claims presently held by the United States against those funds for the sum of $10,000,000.00.
     6. In consideration of BankAtlantic’s remedial actions to date and its willingness to: (i) acknowledge responsibility for its actions; (ii) continue its cooperation with the United States; (iii) demonstrate its future good conduct and full compliance with the Bank Secrecy Act and all of its implementing regulations; and (iv) to settle any and all civil and criminal claims currently held by the United States, its agencies, and representatives against the funds referred to in Paragraph 5 above for the sum of $10,000,000.00; the United States shall recommend to the Court, pursuant to 18 U.S.C. § 3161(h)(2), that prosecution of BankAtlantic on the Information filed pursuant to Paragraph 1 be deferred for a period of twelve (12) months. BankAtlantic shall consent to a motion, the contents to be agreed by the parties, to be filed by the United States with the Court promptly upon execution of this Agreement, pursuant to 18 U.S.C. § 3161(h)(2), in which the United States will present this Agreement to the Court and move for a continuance of all further criminal proceedings, including trial, for a period of twelve (12) months, for speedy trial exclusion of all time covered by such a continuance, and for approval by the Court of this deferred prosecution. BankAtlantic further agrees to waive and does hereby expressly waive any and all rights to a speedy trial pursuant to the Sixth Amendment of the United States Constitution, Title 18, United States Code, Section 3161, Federal Rule of Criminal Procedure 48(b), and any applicable Local Rules of the United States District Court for the Southern District of Florida for the period that this Agreement is in effect.
     7. BankAtlantic hereby further expressly agrees that any violations of the federal money laundering laws and/or the Bank Secrecy Act pursuant to 18 U.S.C. §§ 1956, 1957, 1960 and 31 U.S.C. §§ 5313, 5318 and 5322, that were not time-barred by the applicable statute of limitations on March 31, 2006, either by statute, any previously executed Tolling Agreement, the terms of which are hereby incorporated into this Agreement, may, in the sole discretion of the United States be charged against BankAtlantic within six (6) months of any breach of this Agreement, or any event which renders this Agreement null and void, notwithstanding the expiration of any applicable statute of limitations.
     8. The United States agrees that if BankAtlantic is in full compliance with all of its obligations under this Agreement, the United States, within thirty (30) days or earlier of the expiration of the time period set forth in Paragraph 6 above, shall seek dismissal with prejudice of the information filed against BankAtlantic pursuant to Paragraph 1 and this Agreement shall expire and be of no further force or effect.
     9. BankAtlantic and the United States understand that the Agreement to defer prosecution of BankAtlantic must be approved by the Court, in accordance with 18 U.S.C. § 3161(h)(2). Should the Court decline to approve a deferred prosecution for any reason, both the United States and BankAtlantic are released from any obligation imposed upon them by this Agreement and this Agreement shall be null and void.

     10. Should the United States determine during the term of this Agreement that BankAtlantic has committed any federal crime commenced subsequent to the date of this Agreement, BankAtlantic shall, in the sole discretion of the United States, thereafter be subject to prosecution for any federal crimes of which the United States has knowledge. Except in the event of a breach of this Agreement, it is the intention of the parties to this Agreement that all criminal investigations arising from the facts contained in, connected to, or involving the accounts described in the Factual Statement, that have been, or could have been, conducted by the United States prior to the date of this Agreement shall not be pursued further as to BankAtlantic.
     11. Should the United States determine that BankAtlantic has committed a willful and material breach of any provision of this Agreement, the United States shall provide written notice to BankAtlantic of alleged breach and provide BankAtlantic with a two-week period, or longer at the discretion of the Assistant Attorney General, in which to make a presentation to the Assistant Attorney General in charge of the Criminal Division to demonstrate that no breach has occurred or, to the extent applicable, that the breach is not willful or material or has been cured. The parties hereto expressly understand and agree that should BankAtlantic fail to make a presentation to the Assistant Attorney General in charge of the Criminal Division within such time period, it shall be conclusively presumed that BankAtlantic is in willful and material breach of this Agreement. The parties further understand and agree that the Assistant Attorney General’s exercise of discretion under this paragraph is not subject to review in any court or tribunal outside the Criminal Division of the Department of Justice. In the event of a breach of this Agreement which results in a prosecution, such prosecution may be premised upon any information provided by or on behalf of BankAtlantic to the United States at any time, unless otherwise agreed when the information was provided.
     12. BankAtlantic agrees that, if it sells or merges all or substantially all of its business operations as they exist as of the date of this Agreement to a single purchaser or group of affiliated purchasers during the term of this Agreement, it shall include in any contract for sale or merger a provision binding the purchaser/successor to the obligations described in this Agreement.

     13. It is further understood that this Agreement is binding on BankAtlantic and the United States Department of Justice, but specifically does not bind any other federal agencies, or any state or local authorities, although the United States will bring the cooperation of BankAtlantic and its compliance with its other obligations under this Agreement to the attention of state or local prosecuting offices or regulatory agencies, if requested by BankAtlantic or its attorneys.
     14. It is further understood that this Agreement does not relate to or cover any criminal conduct by BankAtlantic other than the conduct or the accounts described in the Factual Statement.
     15. BankAtlantic and the United States agree that, upon acceptance by the Court, this Agreement and an Order deferring prosecution shall be publicly filed in the United States District Court for the Southern District of Florida.
     16. This Agreement sets forth all the terms of the Deferred Prosecution Agreement between BankAtlantic and the United States. No promises, agreements, or conditions have been entered into other than those expressly set forth in this Agreement, and none shall be entered into and/or are binding upon BankAtlantic or the United States unless expressly set forth in writing, signed by the United States, BankAtlantic’s attorneys, and a duly authorized representative of BankAtlantic and physically attached to this Agreement. This Agreement supersedes any prior promises, agreements or conditions between BankAtlantic and the United States.

Acknowledgments
     I, the undersigned, duly authorized representative of BankAtlantic, hereby expressly acknowledge the following: (1) that I have read this entire Agreement and all attachments hereto; as well as the other documents filed herewith in conjunction with this Agreement, including the information; (2) that I have had an opportunity to discuss this Agreement fully and freely with BankAtlantic’s attorneys; (3) that BankAtlantic fully and completely understands each and every one of its terms; (4) that BankAtlantic is fully satisfied with the advice and representation provided to it by its attorneys; and (5) that BankAtlantic has signed this Agreement voluntarily.

Name	Title	Signature
Alan B. Levan	Chairman of the Board	/s/ Alan B. Levan
& Chief Executive Officer

James A. White	Chief Financial Officer & Executive Vice President	/s/ James A. White

Acknowledgment of Counsel for the BankAtlantic
     The undersigned is outside counsel for BankAtlantic. In connection with such representation I acknowledge that: (1) I have reviewed this Agreement and all related documents, and have discussed this Agreement with authorized representatives of BankAtlantic; (2) I have fully explained each one of its terms to our client; (3) I have fully answered each and every question raised by BankAtlantic regarding the Agreement; and (4) I believe BankAtlantic completely understands all of the Agreement’s terms.

STEARNS WEAVER MILLER WEISSLER
ALHADEFF & SITTERSON, P.A.
Attorneys for BankAtlantic
Museum Tower — Suite 2200
150 West Flagler Street
Miami, Florida 33130
Telephone No: (305) 789-3200
Facsimile No: (305) 789-3395

	By:	/s/ Ana T. Barnett
DATE 4/24/06		Ana T. Barnett Florida Bar No. 217212 abarnett@swmwas.com

On Behalf of the Government

ALICE FISHER Assistant Attorney General, Criminal Division United States Department of Justice

DATE 4/25/06	By:	/s/ RICHARD WEBER
Chief, Asset Forfeiture and Money Laundering
Section U.S. Department of Justice, Criminal Division

DATE 4/25/06	By:	/s/ JOHN W. SELLERS
Trial Attorney, Asset Forfeiture and Money
Laundering Section U.S. Department of Justice, Criminal Division

DATE 4/25/06	By:	/s/ THOMAS J. PINDER
Trial Attorney, Asset Forfeiture and Money
Laundering Section U.S. Department of Justice, Criminal Division

Factual Statement
     1. BANKATLANTIC is a Federal/Stock Savings Bank and a wholly-owned subsidiary of BANKATLANTIC BANCORP, INC., a publicly held financial institution, traded on the New York Stock Exchange.
     2. BankAtlantic is a “financial institution” as defined in 31 U.S.C. § 5312(a)(2), a “bank” as defined in 31 C.F.R. § 103.11(c); and an “insured depository institution” as defined in section 3(c)(2) of the Federal Deposit Insurance Act (12 U.S.C. § 1813(c)(2)).
     3. BankAtlantic is subject to oversight and regulation by the Office of Thrift Supervision (“OTS”).
     4. The Bank Secrecy Act (“BSA”), 31 U.S.C. § 5311 et seq., and its implementing regulations, which Congress enacted to address an increase in criminal money laundering activities utilizing financial institutions, require domestic banks, insured banks and other financial institutions to maintain programs designed to detect and report suspicious activity that might be indicative of money laundering, terrorist financing and other financial crimes, and to maintain certain records and file reports related thereto that are especially useful in criminal, tax or regulatory investigations or proceedings.
     5. The U.S. Department of Justice, Criminal Division, Asset Forfeiture and Money Laundering Section (“AFMLS”), and the U.S. Drug Enforcement Administration (“DEA”), have determined that from June 1997 through April 2004, BankAtlantic violated the anti-money laundering and suspicious activity reporting requirements of the Bank Secrecy Act and its implementing regulations. The violations at BankAtlantic were serious and systemic and allowed millions of dollars of suspicious financial transactions through BankAtlantic without detection by BankAtlantic, including the deposit and transfer of more than $10 million in suspected drug proceeds

United States v. BankAtlantic
Statement of Facts
originating from U.S. undercover law enforcement operations. Millions of dollars in suspicious financial transactions were executed at BankAtlantic by unlicenced foreign money service businesses (“MSBs”), many doing business by and through offshore shell corporations, without detection or review by BankAtlantic.
Summary
     6. BankAtlantic’s primary market, South Florida, is designated both a High Intensity Money Laundering and Related Financial Crime Area and a High Intensity Drug Trafficking Area. One branch of the Bank catered to high income/net worth clients including many nonresident aliens, offshore businesses, consulates and politically exposed persons about which BankAtlantic had not sufficiently gathered or verified information. The Bank’s geographic location, potentially high-risk customers and product lines and funds transfer operations required measures to control the risk of money laundering and other financial crimes. Despite the heightened risk, BankAtlantic conducted business without effective systems and controls, as appropriate and practical, to detect and timely report suspicious activity. Ineffective internal controls, ineffective independent testing, and ineffective corrective actions to adverse audit findings led, in turn, to a failure on the part of BankAtlantic to timely report suspicious transactions and a failure on the part of BankAtlantic to adequately prevent the use of the bank for illicit money laundering purposes.
Following the Money Trail
     7. This investigation originally focused on activities of professional money launderers operating in the United States and South America. As part of the investigation, undercover DEA agents posed as professional money launderers who were able to launder drug proceeds for drug traffickers based in Colombia, South America.

United States v. BankAtlantic
Statement of Facts
     8. The undercover agents would enter into agreements with the drug traffickers to pick up a certain amount of suspected drug proceeds that the traffickers had accumulated in the United States and to deposit those proceeds into the U.S. financial system. On each occasion, the undercover agents contacted a money courier, who worked for the drug trafficker and was in possession of suspected drug proceeds, and exchanged a code word provided by the drug traffickers. The undercover agents then met with the money courier in a busy public place, such as a parking lot, hotel, or shopping center. At the meeting, without exchanging any personal information, the money courier handed the undercover agent a bag, suitcase or briefcase containing suspected drug dollars, in amounts ranging from $150,000 to $500,000, and usually consisting of low denomination bills ($5s, $10s, and $20s). The agents then deposited the suspected drug dollars into an undercover DEA bank account and awaited instructions from the money brokers. Usually, the money brokers would send a facsimile to the agents, providing wire transfer instructions for the money.
     9. Upon review of the wire transfer instructions received from the professional money launderers identified during the investigation, as well as other accounts controlled by the money launderers, it was noted that more than $7 million of suspected drug money was wire transferred to a handful of accounts at BankAtlantic. The recipient accounts at BankAtlantic were all managed by a single BankAtlantic branch manager (the “Account Manager”).

United States v. BankAtlantic
Statement of Facts
Targeted Accounts at BankAtlantic
     10. The accounts at BankAtlantic that had received suspected drug proceeds or were related to those accounts were reviewed and analyzed by law enforcement, as well as other accounts managed by the suspect Account Manager. This review led to the identification of a number of accounts at BankAtlantic that were suspected of being used to launder drug money (hereinafter referred to as the “Targeted Accounts”). Upon review of the account activity, the Targeted Accounts demonstrated obvious “red flags” that should have put BankAtlantic on notice of an increased risk of money laundering. However, prior to this investigation, BankAtlantic did not identify and report the suspicious activity occurring in the Targeted Accounts, as required by the Bank Secrecy Act and its implementing regulations.
Summary of Activity in Targeted Accounts
     11. The Targeted Accounts at BankAtlantic were characterized by two types of activity that should have been readily identified as suspicious and reported by BankAtlantic: first, most of the accounts showed a high volume of incoming and outgoing wire transfers from various domestic and international accounts held in the names of unrelated individuals and corporations; and second, the accounts showed a high volume of check structuring activity.
     12. Typically, the Targeted Accounts would receive incoming wire transfers from various domestic and international accounts. The Targeted Accounts would in turn send wire transfers and/or checks to another entirely unrelated group of individuals and corporations. Many of the outgoing funds transfers were sent to domestic exporters of goods to South America or to savings and investment accounts held in the United States at other financial institutions by non-resident aliens (“NRAs”). This type of funds transfer activity is consistent with what is commonly referred to

United States v. BankAtlantic
Statement of Facts
in the law enforcement and banking communities as the “Black Market Peso Exchange” (see Attachment A for a detailed explanation of the “BMPE”). It was determined that in practice the Targeted Accounts were used almost exclusively to receive and transmit funds to and from unrelated third parties in a manner inconsistent with the stated business or personal purpose of the accounts.
     13. The other characteristic of the Targeted Accounts was the deposit of sequential and otherwise structured checks from hundreds of sources unaffiliated with the account owner. U.S. law enforcement agencies and financial institutions have long understood that BMPE money brokers frequently control dozens, sometimes hundreds, of checking accounts in the United States. These accounts are held in the names of unrelated individuals. Colombian and other South American money brokers, in addition to opening accounts in their own names and in the names of offshore shell corporations they control, frequently recruit persons to open checking accounts for them in the United States. Once the account is opened, the recruited person will endorse every blank check received at account opening and turn the signed blank checks over to the money broker. Using this technique, the money broker can easily obtain control over dozens of checking accounts that can be used for the temporary receipt of drug proceeds. Once the money broker sells those drug dollars to Colombian importers or investors, or other money brokers, the money broker can transfer the funds simply by writing a check to the customer, or as otherwise directed by the customer.
     14. Some of the Targeted Accounts at BankAtlantic received thousands of such checks through “pouch deposits” made by couriers arriving from South America, addressed and delivered to the Account Manager. An analysis of pouch deposits into one such account revealed that over the course of four years, more than 4,000 checks were deposited in such manner, wherein most checks

United States v. BankAtlantic
Statement of Facts
were written from only a handful of originator accounts. Many of the originator accounts were used for several years, with sequential check deposits covering every check issued against the originator account, starting with check number 100, then proceeding through months, or even years, to check numbers 101, 102, 103, etc., each written in large round dollar amounts, typically between $7,000 and $15,000. Upon detailed examination of the checks, the face of the checks frequently reveal that in many cases, the signature, the dollar amount, and the payee information were each written in different handwriting with different ink.
     15. The Targeted Accounts included the following characteristics which should have raised red flags at BankAtlantic:
a.	Accounts controlled by NRA’s, but held in the name of offshore shell corporations, particularly “bearer share” corporations, which are easily incorporated in such jurisdictions as the British Virgin Islands.

b.	Accounts controlled by domestic businesses that sell or export goods to South American customers, but generally receive payment from United States sources.

c.	Foreign MSBs that were determined to be unlicensed. Foreign MSBs operating by and through bank accounts in the United States must comply with the licensing requirements of the state where they maintain their bank account, as well as any applicable licensing requirements in their host country. Many states, including Florida, publish a list of licensed MSBs on the Internet. Many foreign countries, including Colombia, do the same. “Unlicensed” generally means unregulated. Domestic financial institutions should verify that foreign MSB customers have complied with the licensing requirements of their applicable jurisdictions, and be satisfied with the foreign MSB’s own anti-money laundering (“AML”) and know-your- customer (“KYC”) policies, procedures and controls.

United States v. BankAtlantic
Statement of Facts
d.	Individual accounts held by NRAs and U.S. residents being used to transmit funds for unrelated persons. These accounts are easily identified by numerous unrelated sources of incoming and outgoing transfers by check and wire. Individuals operating such accounts may be considered to be MSBs and may be subject to the licensing requirements.

e.	Foreign MSBs — licensed — operating by and through offshore shell corporations. Several BankAtlantic NRA customers operated MSB accounts, but maintained the accounts in the name of offshore shell corporations. Account documentation established that the customers informed BankAtlantic, and that BankAtlantic personnel understood, that the customers were licensed foreign MSBs, but were operating in the name of offshore shell corporations to avoid “restrictive” foreign laws and regulations. Any foreign person or entity opening a domestic account in a manner designed to avoid foreign laws and regulations, or in a manner that makes it difficult to trace account transactions to the beneficial owner, should raise immediate red flags for the domestic bank maintaining such account. Transparency is essential for proper regulation of MSBs and any such business seeking secrecy and confidentiality should be sharply scrutinized.
BankAtlantic’s Failure to Identify and Report
Suspicious Activity in Targeted Accounts
     16. As noted, most of the Targeted Accounts were managed by a single BankAtlantic employee, the Account Manager, who was a BankAtlantic branch manager. There is no question that the Account Manager received adequate AML and BSA training; the Account Manager was well-versed and educated in money laundering techniques and risks, including the Black Market Peso Exchange, as well as the reporting requirements of the Bank Secrecy Act and its implementing regulations. The Account Manager was also very experienced in international private banking relationships and served on a critical anti-money laundering committee organized by BankAtlantic.

United States v. BankAtlantic
Statement of Facts
     17. At the same time, the Account Manager was intimately familiar with the South American owners of the Targeted Accounts, having personally handled most of their major account transactions for several years. The Account Manager spent a significant amount of time discussing the Targeted Accounts and the transactions with the owners, and was intimately familiar with the nature of the owners’ businesses. Thus, the Account Manager was aware that the South American owners of the accounts were opening and controlling the accounts by and through the use of offshore shell corporations. The Account Manager understood that this arrangement was designed to avoid “restrictive” South American laws and regulations, particularly with respect to foreign currency exchange houses (casas de cambios).
     18. Although the Account Manager personally handled most of the suspicious transactions summarized above, including the receipt of hundreds of pouch deposits containing sequential and structured checks, the Account Manager failed to take any action to report the suspicious activity, as required by the Bank Secrecy Act.
     19. In 2002, BankAtlantic made a policy decision to close all MSB accounts held at BankAtlantic because of the high risks and costs associated with such accounts. The Account Manager actively participated in developing the bank’s program to identify and close all MSB accounts. Some of the Targeted Accounts were MSBs under the Account Manager’s supervision. The Account Manager closed the MSB Targeted Accounts, as directed by BankAtlantic management, but not before the Account Manager opened new accounts for the South American

United States v. BankAtlantic
Statement of Facts
owners of the accounts under different account names. These Targeted Accounts were originally held under corporate names, but the Account Manager opened the new “spin off accounts” under individual names. The account activity in the spin off accounts remained largely identical to the activity in the previous accounts, yet the Account Manager continued to fail to report the activity. Indeed, soon after they were opened, the spin off accounts began receiving money originating from U.S. undercover law enforcement operations.
     20. Although the Account Manager failed to report the suspicious activity in the Targeted Accounts, and in fact concealed facts from bank management, the bank failed in its responsibility to maintain the required and necessary procedures and systems to independently identify and report suspicious activity. Serious and systemic AML and BSA compliance failures existed uncorrected at BankAtlantic for several years.
Anti Money Laundering Program Requirements
     21. Pursuant to Title 31, United States Code, Section 5318(h)(1) and 12 C.F.R. § 563.177(c), BankAtlantic was required to establish and maintain an anti-money laundering (AML) compliance program that, at a minimum: (a) provides internal policies, procedures, and controls designed to guard against money laundering; (b) provides for an individual or individuals to coordinate and monitor day-to-day compliance with the BSA and AML requirements; (c) provides for an ongoing employee training program; and (d) provides for independent testing for compliance conducted by bank personnel or an outside party.
     22. BankAtlantic was required pursuant to 31 U.S.C. § 5318(g), 31 C.F.R. § 103.18, and 12 C.F.R. § 563.177 and § 563.180 to file with the Department of Treasury a Suspicious Activity

United States v. BankAtlantic
Statement of Facts
Report (“SAR”), in accordance with the form’s instructions, when it detected the type of activity described above in paragraphs 11 through 20. The requirement became effective on April 1, 1996. According to the form’s instructions, BankAtlantic was required to file a SAR with the Department of Treasury’s Financial Crimes Enforcement Network (“FinCEN”) no later than thirty (30) calendar days after the date of initial detection of facts that might have constituted a basis for filing a SAR.
     23. BankAtlantic is required pursuant to 31 C.F.R. § 103.18, which became effective on April 1, 1996, to report any transaction conducted or attempted by, at, or through the bank, if it involved or aggregated at least $5,000 in funds or other assets, and the bank knew, suspected, or had reason to suspect that:
(i) The transaction involved funds derived from illegal activities or was intended or conducted in order to hide or disguise funds or assets derived from illegal activities (including, without limitation, the ownership, nature, source, location, or control of such funds or assets) as part of a plan to violate or evade any federal law or regulation or to avoid any transaction reporting requirement under federal law or regulation.
(ii) The transaction was designed to evade any requirements promulgated under the Bank Secrecy Act.
(iii) The transaction had no business or apparent lawful purpose or was not the sort in which the particular customer would normally be expected to engage, and the bank knew of no reasonable explanation for the transaction after examining the available facts, including the background and possible purpose of the transaction.

United States v. BankAtlantic
Statement of Facts
Know Your Customer Requirements
     24. OTS has advised1/ its member banks, including BankAtlantic, that an effective KYC program should incorporate the following principles into the association’s business practices:
a.	Determine the true identity of all customers requesting services;

b.	Determine the customer’s source(s) of funds for transactions;

c.	Determine the particular customer’s normal and expected transactions;

d.	Monitor customer transactions to determine if they are consistent with the normal and expected transactions for that customer or for similar categories or classes of customers;

e.	Identify customer transactions that do not appear to be consistent with normal and expected transactions for that particular customer or for customers in similar categories or classes; and

f.	Determine if a transaction is unusual or suspicious and, if so, report those transactions.
BankAtlantic’s BSA Program Failures
     25. Although BankAtlantic’s Board of Directors formally approved a KYC policy in February 1999, bank records evidence that through 2004, this policy was not effectively implemented or enforced. In 2002, BankAtlantic’s internal auditors advised bank management that bank employees were failing to adequately collect KYC information in writing at the bank branches. The auditors found that bank employees would generally discuss KYC information with customers during the account opening process, but failed to reduce such information to writing or conduct the KYC process in a systematic manner. Little secondary review of customer KYC information was conducted to corroborate the information or ensure that it was complete, adequate or reliable.
     26. Despite enactment of the PATRIOT Act in 2001, which included additional mandatory KYC requirements (pursuant to implementing regulation 31 C.F.R § 103.121),

[1]	See OTS Compliance Activities 400.5 (Dec.1999).

United States v. BankAtlantic
Statement of Facts
BankAtlantic failed to correct the long-standing deficiencies in violation of 31 C.F.R. § 103.121(b)(2)(i)(A)(4)(i) and 31 C.F.R. § 103.121(b)(2)(i)(B).
BankAtlantic’s High-Risk Banking Operations
     27. Federal financial institution regulatory agencies, including OTS, have advised financial institutions that the nature and extent of their KYC and AML program depends upon the risks associated with the particular institution and its financial products. With respect to BankAtlantic’s operational profile, products, services and geographic location in South Florida, there is an inherent higher risk of money laundering that requires enhanced anti-money controls and customer due diligence when providing international private banking services.
     28. BankAtlantic’s own experience with high-risk banking began in 1995, when BankAtlantic acquired Miami-based MegaBank. Shortly after the acquisition, BankAtlantic’s internal audit controls identified suspicious activity within the MegaBank international operations. Upon detecting the suspicious activity, BankAtlantic immediately notified law enforcement. BankAtlantic fully cooperated with the Federal Bureau of Investigation, the U.S. Customs Service, and the U.S. Attorney for the Southern District of Florida in a long-term investigation that exposed hundreds of former-MegaBank accounts at BankAtlantic that were suspected of being used by money brokers operating out of Colombia to launder drug money. Law enforcement discovered that hundreds of the accounts (acquired in connection with the MegaBank acquisition) were being used by Colombian money launderers to deposit proceeds from the sale of illegal narcotics. Most of the drug money deposited into these accounts was sent through pouch deposits, made by independent

United States v. BankAtlantic
Statement of Facts
couriers arriving from Colombia. The money laundering investigation concluded in 1996 with the seizure of the suspect accounts by law enforcement and the indictment and subsequent conviction of former MegaBank employees.
     29. Throughout the MegaBank investigation, BankAtlantic’s cooperation and assistance with law enforcement was exemplary. Further, at the conclusion of the investigation, BankAtlantic informed law enforcement that it was closing the MegaBank international banking operation. And in fact, BankAtlantic appeared to follow through with that stated intent, by physically closing the branch where the MegaBank international operation was conducted.
     30. Although BankAtlantic had in fact closed down the MegaBank international banking operation in 1996, it opened a new branch in Miami in 1997 which catered in part to international high income/net worth clients, some of which were inherently high risk clients. This new branch was managed by a single bank employee, the above mentioned Account Manager, and was given the name International Private Banking.
     31. Although BankAtlantic’s private banking department would not today be subject to the enhanced due diligence requirements of Section 312 of the USA PATRIOT Act (because the bank did not require a $1 million minimum balance for the accounts), Federal regulators have for many years counseled banks to use extreme caution in maintaining a private banking operation. Because of the higher risk of money laundering associated with such accounts, and the close relationship between private banking customers and the “relationship managers,” regulators have urged banks to exercise increased diligence to monitor private banking transactions, independent of the private banking department. For example, on June 30, 1997, the Federal Reserve issued

United States v. BankAtlantic
Statement of Facts
Supervisory Letter SR 97-19 (SUP), which outlined the essential elements associated with sound private banking activities, to include:
a.	Management Oversight. Active oversight by senior management; senior management must be proactive in overseeing compliance with corporate policies and procedures.

b.	Policies and Procedures. Private banking should have its own written KYC policies and procedures that identifies the customer, the source of wealth and lines of business, references, referrals; and systems in place to identify red flags and suspicious transactions.

c.	Risk Management Practices and Monitoring Systems. Private banking departments should retain documentation on their clients, and exercise due diligence to corroborate information provided by the customer, including beneficial ownership information by offshore entities; bank’s must maintain independent monitoring systems to allow the bank to analyze and manage the private banking department and monitor accounts for suspicious activities.

d.	Segregation of Duties, Compliance, and Audit. Banks must have an effective system of oversight by senior managers and board committees, as well as guidelines requiring segregation of duties to prevent the unauthorized waiver of documentation requirements, poorly documented referrals, and overlooked suspicious activities. Strong compliance and internal audit programs are essential.
BankAtlantic’s regulator, OTS, has published similar guidelines.2/
     32. BankAtlantic failed to effectively address these critical AML and KYC areas. BankAtlantic management failed to manage private banking as a separate and unique entity and activity or oversee private banking’s compliance with BankAtlantic policies and procedures. Nearly the entire portfolio of private banking accounts was managed exclusively by a single officer.

[2]	See, e.g., OTS Trust Activities Handbook, Section 740 (July 2001).

United States v. BankAtlantic
Statement of Facts
Although senior managers outside of private banking were available to resolve specific problems brought to their attention, insufficient supervision or control was provided. Management reports and summaries provided bottom line statistics reflecting low cost deposit growth, but most private banking data was merged with non-private banking activity and was not independently reviewed and monitored by management or internal auditors.
     33. From 1997 to 2004, private banking operations were audited just once in year 2000 by BankAtlantic internal auditors, but even then, without any transactional testing or review for AML and BSA compliance concerns. Consequently, BankAtlantic’s private banking operation functioned without comprehensive procedures, reviews, and internal controls addressing risks associated with these clients.
Monitoring of Suspicious Transactions
     34. BankAtlantic failed to use KYC information, or any other profile information, to monitor account transactions, one of the major purposes of the KYC data collection effort. Many of the Targeted Accounts discussed above were the subject of SARs filed by other financial institutions, which generally handled correspondent transactions to and from the Targeted Accounts. These financial institutions were filing SARs on transactions affecting the Targeted Accounts, usually reporting a pattern of suspicious international wire transfers to and from offshore corporations, particularly money service businesses based in South America and other high-risk jurisdictions, and individuals located in South Florida by and through the Targeted Accounts. These banks typically employed advanced anti-money laundering software programs that evaluate risk by the type of entity involved, the geographical location of the entity, and the nature of the financial transaction in question, among other factors.

United States v. BankAtlantic
Statement of Facts
     35. With respect to each of the Targeted Accounts, no SARs were filed, nor was law enforcement otherwise notified, until well after this investigation became known to bank management. Through 2004, BankAtlantic had limited ability to systematically monitor a customer’s transactions for money laundering or other criminal activities. Branch employees were generally trained to identify and report suspicious activity, but BankAtlantic had little ability to identify suspicious activity not directly observed and reported by an individual branch employee. For example, BankAtlantic’s wire room operation had no procedures to monitor for suspicious wire transfer activity, including the ability to monitor wire transfers executed by customers over the Internet. BankAtlantic had limited system-wide ability (beyond individual branch employees) to monitor or identify structured cash deposits intended to avoid scrutiny by law enforcement. A review of cash deposits at BankAtlantic between January 2003 and January 2005 identified more than $80 million in suspicious structured cash deposits into dozens of accounts (structured deposits of slightly less than $10,000 each day designed to avoid the cash transaction reporting requirements of the BSA).
BankAtlantic’s Remedial Actions
     36. Throughout this investigation, BankAtlantic’s cooperation with law enforcement and regulators has been extraordinary. Immediately upon learning of the criminal investigation, BankAtlantic devoted considerable resources to assist the government’s investigation, terminated the employment of culpable employees, including the Account Manager, and identified, reported, and ultimately closed accounts used to process suspicious transactions, including each of the Targeted

United States v. BankAtlantic
Statement of Facts
Accounts. BankAtlantic also took significant steps to correct the identified BSA and AML deficiencies, including:
a.	Contracted with AML and BSA compliance experts from a major accounting and consulting firm to: (1) assist BankAtlantic in conducting a comprehensive audit of BankAtlantic’s BSA and AML programs; (2) conduct a “look-back” analysis of accounts and transactions, including a detailed review of all private banking accounts, and to file SARs where appropriate; and (3) make recommendations for restructuring BankAtlantic’s BSA and AML compliance programs, including the development of enhanced BSA and AML polices and procedures.

b.	Created a new BSA and AML department, currently staffed by more than 45 full-time employees, who are exclusively engaged in BSA and AML compliance.

c.	Implemented enhanced personnel training programs for BSA and AML compliance.

d.	Purchased, developed and implemented advanced anti-money laundering systems and software.

e.	Replaced its existing internal BSA and AML audit function with an independent BSA and AML auditor that exclusively examines, tests, and reports on BSA and AML compliance areas.

Black Market Peso Exchange
     1. The Black Market Peso Exchange (“BMPE”) is a trade-based money laundering system through which Colombian money brokers facilitate a non-regulated currency exchange of United States dollars for Colombian pesos. Colombian drug traffickers hold large quantities of United States dollars — derived from retail drug trafficking in the United States — that they need to convert into local currency for use in Colombia. At the same time, Colombian and other South American businesses often seek United States dollars to pay for “imported” goods or services from an unregulated exchange, so that they can avoid government scrutiny, import duties, sales taxes, and income taxes, red tape, and the often less-favorable exchange rates associated with the formal currency exchange mechanisms.
     2. For example, under Colombian foreign exchange laws, a Colombian who needs to purchase United States currency to pay for imports is legally required to do this through the “regulated” or “formal” currency exchange market. Accordingly, non-financed, United States dollar payments for goods imported into Colombia must occur by one of three methods: (1) transactions through Colombian financial institutions regulated by the Banco de la República; (2) transactions through formal currency exchange houses licensed by the Superintendencia Bancaria to engage in international currency transfers; or (3) transactions from a dollar denominated account at a foreign bank, called a “Cuenta Corriente de Compensación” (current compensation account) that is registered in the importer’s name with the Banco de la República.
     3. All dollar payments for imported goods on the formal exchange market are supposed to be reported to the Banco de República and the Direccion de Impuestos y Aduanas Nacionales (“DIAN”), which is the Colombian customs and taxing authority. The legitimacy of all payments for all import goods is corroborated through formal declarations that must be filed with the banks and are forwarded to the DIAN. In theory, these declarations should match, dollar for dollar, the declared value of the imported goods, as stated on the Colombian customs entry documents for those goods, which are also retained by the DIAN. Although Colombians can legally purchase United States currency on the so called “non-regulated,” “free,” or “parallel” currency exchange market for such things as personal use, travel, and minor personal investments, they cannot use the parallel exchange market to purchase United States dollar payments for imported goods. However, many Colombian businesses do not pay for imports using the formal exchange markets and, instead, use the parallel market to pay for imports.
     4. That Colombian businesses are required to use the formal currency exchange market for import and export activities is common knowledge in Colombia. Nonetheless, these legal requirements are often circumvented by businesses which, for the most part, introduce goods into Colombia by under-reporting the true value of imported goods or by importing the goods into Colombia without reporting them. These Colombian businesses usually have to pay for their goods with United States dollars, but they obtain such dollars on the parallel exchange market, thereby avoiding the reporting requirements of the formal exchange market and disguising the evasion of customs duties, sales taxes, and income taxes. The portion of the parallel exchange market that caters to this is referred to as the “black” currency exchange market. The currency transactions are deemed “black” for two reasons. First, they are designed to promote and disguise these widespread smuggling operations and the related tax evasion. Second, a significant source of “unregulated” dollars in Colombia and other South American countries is drug trafficking. That dollar payments for smuggled goods in Colombia and other South American countries can come from drug trafficking activity is common knowledge in Colombia, as well as in Latin America and Carribean countries that export goods to Colombia.
     5. Having set forth the reasons why imported goods and foreign services are often paid for with drug proceeds, the next step is to explain how those drug proceeds end up in the bank accounts of United States exporters and other foreign entities that sell goods and services in Colombia. In the typical BMPE currency exchange transaction, a BMPE money broker meets with Colombian drug traffickers who hold large amounts of retail drug proceeds in the form of United States dollars in the United States and other places. These drug proceeds may be waiting in stash-houses or have already been laundered into the United States financial system by the drug trafficking organizations. The BMPE broker agrees to purchase drug dollars from the drug traffickers with Colombian pesos at a heavily discounted exchange rate. The BMPE broker then finds Colombian or other South American customers — usually businesses that seek United States dollars to pay for imports or other foreign services — and sells the Colombian or South American customers the right to use the drug dollars. The broker negotiates a dollar/peso exchange rate with his Colombian and South American customers at rates lower than the formal currency exchange market rates, but higher than the broker paid for the dollars. The Colombian and South American customers inform the broker where the United States dollars purchased need to be delivered. This information is passed on to a money laundering organization in the United States or elsewhere that executes the delivery.

     6. In the typical BMPE transaction involving drug proceeds, the purchased drug proceeds will be wire transferred to the bank account of a United States or foreign company that sold goods or services to the broker’s Colombian or South American customer. Once the United States dollars are delivered to their United States or foreign destination, the broker gives his Colombian or other South American customers proof the dollars were sent (e.g., copies of the United States dollar wire transfer requests or confirmations). The Colombian or other South American customers pay the broker the equivalent in Colombian pesos at the previously negotiated exchange rate. In turn, the broker transfers any pesos he receives from his customers to the drug trafficking organization that sold him the United States dollars, and the broker retains the profit he made on the exchange transactions.
     7. Thus, without using any formal legal currency exchange mechanism, drug traffickers exchange the drug dollars they own in the United States and elsewhere for Colombian pesos they can spend in Colombia. On the other side of the transaction, again without using any formal legal currency exchange mechanism, Colombian or other South American businesses exchange pesos for United States dollar payments that originate in the United States to pay for the purchase of goods imported into Colombia or other South American countries or to pay for services from foreign companies.